EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement") is entered by and between J. Edward Clary (“Contractor”) and Haverty Furniture Companies, Inc. ("Buyer") as of the date of its full execution (the “Effective Date”).

WHEREAS, Contractor was employed by Buyer as its Chief Information Technology Officer, a position that he has resigned effective as of July 15, 2024;

WHEREAS, Buyer seeks to purchase, and Contractor seeks to provide, certain Services to assist in the smooth transition of Contractor’s former duties to his successors and to consult (both in person and by telephone or video conference) from time-to-time with Buyer;

WHEREAS, Contractor represents and warrants he is capable of performing the Services (as defined below) for Buyer, and Buyer desires to have Contractor perform such Services, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Contractor agree as follows:

1. Services; Term.  Contractor agrees to provide information technology support and transition services to Buyer, as reasonably requested by Buyer, with the same high level of quality and professionalism ordinarily required by Buyer (the “Services”).  Contractor will begin providing the Services on July 16, 2024 and, unless this Agreement is earlier terminated or is extended by mutual written agreement of the parties, the Agreement will terminate on December 31, 2024 (the “Term”).  The Services shall be performed at the times and places chosen by Contractor; provided, however, that Contractor shall devote such time and attention to the provision of the Services as is necessary to comply with this Agreement, and Contractor agrees that it may be necessary for Contractor to perform some Services in-person and/or on-site at specific business locations in order for him to properly perform the Services.

2. Contract Fee and Billing.  Buyer agrees to pay Contractor Two Hundred Fifty Thousand and 00/100 U.S. dollars ($250,000.00) (the “Contract Fee”) for the provision of satisfactory Services.  The Contract Fee shall be paid in two equal installments of $125,000.00 each to be paid on or before September 30, 2024 and on or before December 31, 2024.

3. Independent Contractor.  Buyer and Contractor acknowledge and agree that Contractor is an independent contractor, and not an employee of Buyer, and that Contractor will have no authority to bind Buyer or incur liability on behalf of Buyer.  Contractor agrees that Buyer is not responsible for collecting or withholding federal, state or local taxes, including income tax and social security tax, related to any payments to be made to Contractor.  Any and all taxes imposed, assessed, or levied as a result of this Agreement or the payments called for by this Agreement, and any penalties or additions to tax assessed on or against such taxes, shall be paid by Contractor; or if paid by Buyer, Contractor shall reimburse Buyer upon demand.

4. No Benefits.  Nothing in this Agreement shall create or be deemed to create any rights for Contractor to receive, or any obligation in Buyer to provide, any benefits or privileges of any kind or nature, including, without limitation, insurance benefits, workers compensation insurance, unemployment benefits, health or welfare benefits, pension benefits, incentive awards, equity awards, or any other type of benefit or prequisite.

5. Services to Others Allowed; Conflict of Interest.  Contractor represents and warrants that, outside the context of this Agreement, he is in business for himself and is economically independent from Buyer.  Accordingly, Buyer recognizes that Contractor may provide services to other persons or entities other than Buyer.  Such services may not, however, result in the violation of any term of this Agreement or any other agreement that Contractor may have with Buyer as a result of his former employment with Buyer.  Contractor may not, during the Term, provide competitive services to another company or business entity which competes with or has an interest adverse to the interests of Buyer.  Contractor shall disclose any potential conflicts of interest to Buyer.  In the event Buyer determines a conflict exists, Contractor shall have five (5) business days to provide assurances satisfactory to Buyer that the conflict has been resolved (which may require Contractor to discontinue another business relationship).  In the event the conflict is not resolved or resolvable to Buyer's satisfaction, Buyer may terminate this agreement for Cause, as defined below.

6. Trade Secrets and Confidential Information.

(a) Contractor acknowledges that in the course of providing the Services, he will receive and have access to confidential information and trade secrets of Buyer, which access is granted for the sole purpose of providing the Services.  Accordingly, Contractor is willing to enter into the covenants contained in this Agreement in order to provide Buyer with what Contractor considers to be reasonable protection for its interests.

(b) Contractor hereby agrees that, during the Term and for a period of five (5) years thereafter, he will hold in confidence all confidential information of the Buyer and will not disclose, publish, access, or make use of such confidential information without the prior written consent of the Buyer.

(c) Contractor further agrees that he will hold in confidence all trade secrets of the Buyer and shall not disclose, publish, access, or make use of at any time such trade secrets without the prior written consent of the Buyer for as long as the information remains a trade secret.

(d) The restrictions stated in this paragraph are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state, local or federal law of the United States.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Buyer’s rights under applicable law to protect its trade secrets and confidential information.

7. Return of Property and Information.  All confidential information, trade secrets, records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, emails, and other property or information delivered to or compiled by Contractor by or on behalf of the Buyer shall be and remain the property of the Buyer and be subject at all times to its discretion and control.  Upon the request of Buyer and, in any event, upon the conclusion of the Term, Contractor shall deliver all such materials and information to Buyer and not retain any copies.

8. No Reimbursable Expenses.  With the exception of reasonable and approved travel expenses, Buyer shall not reimburse Contractor for any expenses related to the Services.

9. Provision of Materials and Equipment.  Contractor shall provide all materials and equipment necessary to perform the Services.  Buyer shall not reimburse Contractor for any such materials or equipment.

10. Default and Termination.  If Buyer defaults in its payments to Contractor, and such default continues uncured for a period of thirty (30) days following written notice thereof, Contractor may terminate this Agreement upon written notice of termination to Buyer.  Buyer may terminate this Agreement for “Cause” upon written notice to Contractor.  Either party may terminate this Agreement for any reason or no reason by giving the other party at least sixty (60) days advance written notice of such termination.  For purposes of this Agreement, “Cause” shall mean any one or any combination of the following: (1) any material breach by Contractor of this Agreement or any other agreement Contractor may have with Buyer; (2) Contractor’s failure to provide all of the Services by Contractor personally and to the reasonable satisfaction of Buyer; (3) any act of fraud, misrepresentation, gross negligence, repeated negligence, violation of law, or moral turpitude by Contractor whether or not in connection with the Services; or (4) any act by Contractor or any of its employees that, in the reasonable judgment of Buyer, diminishes Buyer’s reputation or goodwill or interferes with Buyer’s relationships with its vendors.

11. Assumption of Risk; Compliance with Laws.  Contractor assumes all risks arising out of or related to the Services, including all risks incidental to his presence on the premises of Buyer, all risks of legal compliance or Contractor’s failure to comply with any applicable law, all risk of damage to property or person, and all other risks (known or unknown by the parties).  Contractor agrees that Buyer and its respective officers, directors, employees, agents, shareholders, insurers, and assigns shall not be liable for any injuries, damages or losses resulting from or related to the Services.

12. LIMITATION OF LIABILITY.  IN NO EVENT SHALL BUYER BE LIABLE TO CONTRACTOR OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR LOSS OF GOODWILL IN ANY WAY RELATING TO THIS AGREEMENT, EVEN IF BUYER HAS BEEN NOTIFIED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY, OR OTHERWISE.

13. Insurance.  Contractor shall maintain whatever general liability, property and casualty, travel, malpractice, workers’ compensation, errors and omissions, and other business insurance that he deems necessary or appropriate.

14. Entire Agreement; Assignment.  This Agreement contains the entire agreement between Contractor and Buyer with respect to the Services. All prior agreements and understandings are superseded hereby.  Contractor has been selected to provide Services based on his personal qualifications, experience, and skills. Accordingly, Contractor may not assign the rights or delegate the duties of all or any portion of his performance, rights or obligations under this Agreement.  Buyer may assign this Agreement to any of its subsidiaries, corporate affiliates, successors or assigns.  For sake of clarity, this Agreement does not supersede or affect any agreement between Contractor and Buyer that was entered into during Contractor’s employment with Buyer, including but not limited to the parties’ 2020 Restrictive Covenant Agreement.

15. Survival.  The parties agree that the terms and conditions set forth in this Agreement shall survive any termination or expiration of this Agreement to the extent necessary or appropriate to effectuate the parties’ intent.

16. Severability/Construction.  If any provision of this Agreement is prohibited by law or held to be invalid, illegal, or unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such prohibited, illegal or invalid provision had never constituted a part hereof, with this Agreement being enforced to the fullest extent possible.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, NOT INCLUDING THE CHOICE-OF-LAW RULES THEREOF, AND THE PARTIES HERETO CONSENT AND WAIVE ALL OBJECTIONS, INCLUDING, WITHOUT LIMITATION, FORUM NON COVENIENS, TO (I) THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA FOR ANY SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT AND (II) THE EXCLUSIVE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF GEORGIA.

IN WITNESS WHEREOF, this Agreement is executed as of the last date set forth below.

Contractor: J. Edward Clary By: /s/ J. Edward Clary :S Date: 6/11/2024 6/	Buyer: Haverty Furniture Companies, Inc. By: /s/ Richard B. Hare /s/ Its: CFO C Date: 6/12/2024